EXHIBIT 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 10, 2015, is entered into by and among (a) Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its undersigned direct and indirect subsidiaries (together with ANV, the “Company”), (b)(i) each of the beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on the signature pages hereto (such Persons (as defined below) described in this clause (b)(i), together with any of their respective successors and permitted assigns under this Agreement that are affiliates or related funds of such Persons, each, an “Initial Consenting Noteholder” and, collectively, the “Initial Consenting Noteholders”) and (ii) each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes that becomes a party to this Agreement after the Restructuring Support Effective Date (as defined below) in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (such Persons described in this clause (b)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, an “Additional Consenting Noteholder” and collectively, the “Additional Consenting Noteholders” and, together with the Initial Consenting Noteholders, the “Consenting Noteholders”), and (c)(i) The Bank of Nova Scotia (“Scotia”) and Wells Fargo Bank, National Association (“Wells Fargo” and, together with Scotia, the “Initial Secured Lenders”) and (ii) each of the successor lenders by Transfer (as defined below) under the Credit Agreement or the Swap (each as defined below) that becomes a party to this Agreement after the Restructuring Support Effective Date in accordance with the terms hereof by executing and delivering a Joinder Agreement (such Persons described in this clause (c)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, a “Successor Secured Lender” and collectively, the “Successor Secured Lenders” and, together with the Initial Secured Lenders, the “Secured Lenders”). The Company, each of the Consenting Noteholders and each of the Secured Lenders are referred to herein as the “Parties” and individually as a “Party”. The Secured Lenders and the Consenting Noteholders are referred to herein as the “Creditor Parties” and individually as a “Creditor Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below). Notwithstanding anything to the contrary contained in this Agreement, Scotia shall not constitute a Consenting Noteholder for purposes of this Agreement, unless approved in writing by the Company, Scotia, and the Requisite Consenting Noteholders (exclusive of Scotia).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Initial Consenting Noteholders collectively own or control, in the aggregate, in excess of 67% of the aggregate outstanding principal amount of the 8.75% senior unsecured notes due 2019 (as amended, supplemented or otherwise modified from time to time, the “Notes”), issued by ANV pursuant to that certain Indenture, dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and between ANV and Computershare Trust Company of Canada, as trustee (in such capacity, together with any successor trustee, the “Indenture Trustee”);

WHEREAS, as of the date hereof, (i) the Initial Secured Lenders collectively own or control all amounts outstanding under that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2014 (as may be amended, supplemented or otherwise modified, from time to time, the “Credit Agreement”), among ANV, as borrower, Scotia, as administrative agent, the Initial Secured Lenders, as co-collateral agents, and the lenders party thereto (other than the Swap), and (ii) Scotia owns or controls all amounts outstanding under the Swap;

WHEREAS, the Company, the Initial Consenting Noteholders, and the Initial Secured Lenders have agreed to implement a restructuring transaction for the Company in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the restructuring term sheet attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be modified in accordance with the terms hereof, the “Restructuring Term Sheet”) (such restructuring transaction, the “Restructuring Transaction”);

WHEREAS, the Restructuring Term Sheet, which is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, is the product of arm’s-length, good faith negotiations among the Company, the Initial Consenting Noteholders, the Initial Secured Lenders, and their respective professionals and sets forth the material terms and conditions of the Restructuring Transaction, as supplemented by the terms and conditions of this Agreement;

WHEREAS, the Company has agreed to commence voluntary, pre-arranged reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effectuate the Restructuring Transaction, which will be implemented pursuant to a chapter 11 plan of reorganization that shall be consistent in all material respects with the terms of this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders (except that any provisions therein that are, or that relate to, the Excluded Matters (as defined below) shall not be required to be reasonably acceptable to the Requisite Secured Lenders) (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time, the “Plan”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet sets forth the material terms and conditions of the Restructuring Transaction; provided, however, the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement.

2. Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “ABL Claims” means any and all claims arising under the Credit Agreement and the other “Credit Documents” (as defined in the Credit Agreement).

(b) “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity) or restructuring of the Company, other than the Restructuring Transaction.

(c) “Claims and Interests” means, as applicable, ABL Claims, Swap Claims, Note Claims, Other Claims and Equity Interests.

(d) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, including all exhibits, appendices, supplements and related documents, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(e) “Consenting Noteholders’ Advisors” means (i) Stroock & Stroock & Lavan LLP (“Stroock”), as lead counsel, (ii) one Delaware local counsel for the Consenting Noteholders, (iii) one Canadian local counsel for the Consenting Noteholders, (iv) one Nevada local counsel for the Consenting Noteholders, and (v) Houlihan Lokey, Inc., as financial advisor to the Consenting Noteholders.

(f) “Creditor Group” means each of (i) the Consenting Noteholders and (ii) the Secured Lenders.

(g) “DIP Credit Agreement” has the meaning given to such term in the Restructuring Term Sheet.

(h) “DIP Facility” has the meaning given to such term in the Restructuring Term Sheet.

(i) “DIP Facility Motion” means a motion to be filed by the Company with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facility, which motion shall be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(j) “Disclosure Statement” means the disclosure statement for the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the

“Bankruptcy Rules”) and other applicable law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, (i) the Company’s organizational matters (including any certificates of formation, articles of incorporation, bylaws, limited liability company agreements, partnership agreements, stockholders’ agreements, registration rights agreements, investor rights agreements, other organizational documents, and any other comparable documents or agreements), (ii) the Company’s corporate governance matters (including matters related to board of director and comparable governing bodies and appointment rights, indemnification and fiduciary duties, and procedural matters with respect thereto), (iii) the New Common Stock, the New Warrants, or any other equity or rights convertible into equity of the Company, (iv) the list of assumed and/or rejected contracts, leases, and other executory contracts, (v) employment agreements, employee benefit plans, compensation arrangements, severance arrangements and any other agreement, plan, arrangement, program, policy or other arrangement relating to employment-related matters, or (vi) any other matters, agreements, or documents governing rights and obligations solely as between the Company and the equity holders (in their capacity as such), in each case, unless (A) materially adverse to the Secured Lenders or (B) related to the Secured Lenders, the Credit Agreement, the Swap, the treatment of the ABL Claims or the Swap Claims, the documents listed in clause (viii) of the definition of “Restructuring Documents” or any other documentation relating to the use of cash collateral or any exit financing (such matters, agreements and documents referred to in clauses (i)-(vi) above (unless excluded by the foregoing clauses (A) and (B)), collectively, the “Excluded Matters”), shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(k) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation (as defined below), which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(l) “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

(m) “Equity Interests” means any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in the Company, and any options, warrants, conversion privileges or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in the Company.

(n) “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule, may be filed relating to such order, shall not cause an order not to be a Final Order.

(o) “Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or relating to the commencement or existence of the Chapter 11 Cases, the announcement of the Plan and the Restructuring Transaction, the pendency of the Restructuring Transaction, or compliance by any Party with the covenants and agreements contained herein, in the Plan or in the Restructuring Documents.

(p) “Note Claims” means any and all claims arising under the Indenture or in respect of the Notes.

(q) “Other Claims” means any claims against the Company other than any Note Claims, ABL Claims or Swap Claims.

(r) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(s) “Plan Supplement” means the supplement or supplements to the Plan containing certain schedules, documents and/or forms of documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(t) “Requisite Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders who own or control as of such date at least 66- 2⁄3% in principal amount of the Notes owned or controlled by all of the Consenting Noteholders as of such date.

(u) “Requisite Secured Lenders” means, as of any date of determination, the Secured Lenders who own or control as of such date at least 80% of all ABL Claims and Swap Claims, in the aggregate, as of such date; provided, however, that, notwithstanding the foregoing, the consent of Wells Fargo (or of any assignee who Wells Fargo assigned a principal amount of ABL Claims of at least $30 million in compliance with the terms of Section 3(c)) will be required in any instance where the consent of the Requisite Secured Lenders is required, so long as Wells Fargo or such assignee, as the case may be, owns or controls at least $30 million in principal amount of ABL Claims (as such amount may be reduced by any permitted principal repayments made to the holders of the ABL Claims during the Chapter 11 Cases) at such time.

(v) “Restructuring Documents” means all agreements, instruments, pleadings, orders or other documents (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the Plan and/or the Restructuring Transaction, including, but not limited to, (i) the Plan Supplement, (ii) the Disclosure Statement and any motion seeking the approval thereof, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the RSA Assumption Motion and the RSA Order, (vi) any “first day” motions (the “First Day Motions”), (vii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (viii) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility, and (ix) any documentation relating to the use of cash collateral, distributions provided to the holders of any Claims and Interests, any exit financing, organizational documents, shareholder-related agreements or other related documents, each of which shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(w) “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date and ending on the earlier of (i) the Effective Date and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 5 hereof.

(x) “RSA Assumption Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code, authorizing the payment of certain fees, expenses and other amounts hereunder, and granting related relief, which motion and proposed form of order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(y) “RSA Order” means an order of the Bankruptcy Court approving the RSA Assumption Motion, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(z) “Secured Lenders’ Advisors” means (i) Wachtell, Lipton, Rosen & Katz (“Wachtell”), as counsel to Scotia as administrative agent under the Credit Agreement, (ii) Paul Hastings LLP (“Paul Hastings”), as counsel to Wells, (iii) one Delaware local counsel for the Secured Lenders, (iv) one Canadian local counsel for the Secured Lenders, (v) one Nevada local counsel for the Secured Lenders, (vi) RPA Advisors, LLC, as financial advisor to the Initial Secured Lenders, and (vii) JDS Energy & Mining USA LLC (“JDS”), as financial advisor to Wells (provided that JDS has only been engaged prior to, and shall only be included as a Secured Lender Advisor with respect to, the time period prior to the Restructuring Support Effective Date).

(aa) “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(bb) “Swap Claims” means any and all claims arising under the ISDA 2002 Master Agreement, dated as of May 15, 2012, between ANV and Scotia, as amended, supplemented or otherwise modified from time to time, together with all trade confirmations, schedules, exhibits, appendices and annexes thereto (the “Swap”).

(cc) “Transaction Expenses” means all reasonable and documented fees, costs and expenses of the Consenting Noteholders’ Advisors and Secured Lenders’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and enforcement of this Agreement, the Plan, the Disclosure Statement and any of the other Restructuring Documents, and the transactions contemplated thereby, or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters entered into between the Company and the applicable Consenting Noteholders’ Advisors or Secured Lenders’ Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Order.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

3. Agreements of the Creditor Parties.

(a) Support of Restructuring Transaction. Each of the Creditor Parties agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders or unless required (or prohibited) by applicable law, such Creditor Party shall:

(i) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan);

(ii)(A) subject to the receipt by the Creditor Parties of the Disclosure Statement approved by the Disclosure Statement Order, timely vote, or cause to be voted, its Claims and Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following commencement of the Solicitation, pursuant to the terms of the Disclosure Statement Order, and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Creditor Party at any time following the expiration of the Restructuring Support Period (it being understood by the Parties that any modification of a Plan that results in a termination of this Agreement pursuant to Section 5 hereof shall entitle such Creditor Party the opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Plan shall be consistent with this proviso);

(iii) not (A) directly or indirectly propose, support, assist, solicit, or vote for, any Alternative Transaction, (B) support or encourage the termination or modification of the Company’s exclusive period for the filing of a plan of reorganization or the Company’s exclusive period to solicit a plan of reorganization, (C) take any other action, including but not limited to initiating any legal proceedings or enforcing rights as a holder of Claims and Interests that is inconsistent with this Agreement or the Restructuring Documents, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation and confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan); and (D) oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions and any other motions filed by the Company in furtherance of the Restructuring Transaction that are consistent with this Agreement;

(iv) timely vote or cause to be voted its Claims and Interests against any Alternative Transaction;

(v) if holders of the Notes have requested the Indenture Trustee to exercise rights or remedies under the Indenture or if the Indenture Trustee shall have publicly announced that it intends to exercise rights or remedies under the Indenture, direct the Indenture Trustee not to exercise any rights (including rights of acceleration or payment) or remedies or assert or bring any claims under or with respect to the Indenture; and

(vi) support any recognition or similar proceedings filed in Canada by the Company to address any class action proceedings against the Company pending in the Canadian courts;

provided, however, that nothing in this Section 3(a) shall require any Creditor Party to incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to any Creditor Party.

Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of (1) the agent under the DIP Facility or any of the DIP Orders (as defined below) or any of the DIP Lenders under or with respect to the DIP Facility or any of the DIP Orders (except as expressly provided by this Agreement and the Restructuring Term Sheet with respect to the standstill of 30 days with respect to the exercise of remedies against collateral in favor of the holders of the ABL Claims and the Swap Claims, the junior status of the DIP Facility with regard to the ABL Claims and the Swap Claims, and the limitations on repayment of the DIP Facility in certain circumstances prior to payment of the ABL Claims and the Swap Claims), or (2) either of the Initial Secured Lenders under any of the DIP Orders.

(b) Rights of Creditor Parties Unaffected. Nothing contained herein shall limit (i) the rights of a Creditor Party under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Creditor Party’s obligations hereunder; (ii) the ability of a Creditor Party to purchase, sell or enter into any transactions in connection with the Notes or the Claims and Interests, subject to the terms hereof; (iii) any right of any Creditor Party under (x) the Indenture, the Credit Agreement or the Swap (including the right of any Creditor Party to terminate the Swap or any provision thereof in accordance with the terms thereof), or constitutes a waiver or amendment of any provision of the Indenture, the Credit Agreement or the Swap, as applicable, and (y) any other applicable agreement, instrument or document that gives rise to a Creditor Party’s Claims and Interests, or constitutes a waiver or amendment of any provision of any such agreement, instrument or document, subject to the terms of Section 3(a) hereof; (iv) the ability of a Creditor Party to consult with other Creditor Parties or the Company; or (v) the ability of a Creditor Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

(c) Transfers. Each Creditor Party agrees that, for the duration of the Restructuring Support Period, such Creditor Party shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests) (collectively, “Transfer”), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Creditor Party or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Parties, to become a Creditor Party and to be bound by all of the terms of this Agreement applicable to a Creditor Party (including with respect to any and all claims or interests it already may own or control against or in the Company prior to such Transfer) by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and by delivering an executed copy thereof to Akin Gump Strauss Hauer & Feld LLP, Stroock, Wachtell and Paul Hastings (in each case, at the address for such law firms set forth in Section 21 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Consenting Noteholder or Secured Lender, as applicable, hereunder to the extent of such transferred Claims and Interests (and all claims or interests it already may own or control against or in the Company prior to such Transfer) and (y) the transferor Creditor Party shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of such transferred Claims and Interests. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests. Each Creditor Party agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Creditor Party shall have the right to enforce the voiding of such Transfer.

(d) Qualified Market Maker. Notwithstanding anything herein to the contrary, (i) any Creditor Party may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Creditor Party; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such Claims and Interests to a Transferee that is or becomes a Creditor Party as provided above, and the Transfer documentation between the transferring Creditor Party and such Qualified Marketmaker shall contain a requirement that provides as such (the transferring Creditor Party shall use commercially reasonable efforts to allow the Company to be an explicit third party beneficiary of such requirement); and (ii) to the extent any Creditor Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Creditor Party without the requirement that the Transferee be or become a Creditor Party. Notwithstanding the foregoing, if, at the time of the proposed Transfer of such Claims and Interests to the Qualified Marketmaker, such Claims and Interests (x) may be voted on the Plan or any Alternative Transaction, the proposed transferor Creditor Party must first vote such Claims and Interests in accordance with the requirements of Section 3(a), or (y) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Creditor Party with respect to such Claims and Interests in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Creditor Party with respect to such Claims and Interests at such time that the Transferee of such Claims and Interests becomes a Creditor Party with respect to such Claims and Interests). For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests; and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(e) Additional Claims. To the extent any Creditor Party (i) acquires additional Claims and Interests or (ii) holds or acquires any other claims against or interests in the Company, such Creditor Party agrees that any of the foregoing shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof.

4. Agreements of the Company.

(a) Affirmative Covenants. The Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Company shall:

(i) (A) complete the preparation, as soon as reasonably practicable after the Restructuring Support Effective Date, of each of the Plan, the Disclosure Statement and the other Restructuring Documents (including, without limitation, all motions, applications, orders, agreements and other documents, each of which, for the avoidance of doubt, shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders to the extent set forth herein), (B) provide the Plan, the Disclosure Statement and the other Restructuring Documents to, and afford reasonable opportunity of comment and review of such documents by, the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors no less than three (3) business days in advance of any filing, execution, distribution or use (as applicable) thereof, except (in the case of any Restructuring Document other than the Plan, the Disclosure Statement, the DIP Facility Motion, the motion to approve the Disclosure Statement and Solicitation, the Plan Supplement, the RSA Assumption Motion and any other material Restructuring Document) if the applicable Restructuring Document cannot be so provided to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors due to exigent circumstances, and (C) consult in good faith with the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors regarding the form and substance of any of such documents in advance of the filing, execution, distribution or use (as applicable) thereof;

(ii) unless otherwise required by the Bankruptcy Court, cause the amount of the Claims and Interests held by the Consenting Noteholders and the Secured Lenders on the signature pages attached to this Agreement or to any Joinder Agreement;

(iii) (A) support and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan) and (B) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction;

(iv) comply with each of the following:

(A) commence the Chapter 11 Cases in the Bankruptcy Court and file the First Day Motions no later than March 15, 2015 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(B) obtain entry of an Interim Order approving the DIP Facility Motion (the “Interim DIP Order”) no later than 5 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(C) obtain entry of the RSA Order by the Bankruptcy Court as soon as practicable after the Petition Date, but in no event later than 45 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(D) obtain entry of a Final Order approving the DIP Facility Motion (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) no later than 35 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(E) obtain entry of a Final Order approving bidding procedures filed with the Bankruptcy Court with respect to the mining exploration properties (including any royalties, profit interests or other payment streams related thereto) described on Schedule I attached hereto (the “Bidding Procedures”) no later than 45 calendar days after the Petition Date, which order shall be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders;

(F) file the Plan, the Disclosure Statement and motion for approval of the Disclosure Statement and associated Solicitation procedures with the Bankruptcy Court no later than 45 calendar days after the Petition Date;

(G) obtain entry of the Disclosure Statement Order by the Bankruptcy Court no later than 80 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance (i) reasonably acceptable to the Company and the Requisite Consenting Noteholders and (ii) solely with respect to such provisions that relate to the Secured Lenders, the Credit Agreement, the Swap or the treatment of the ABL Claims or the Swap Claims, reasonably acceptable to the Requisite Secured Lenders);

(H) commence the Solicitation no later than 95 calendar days after the Petition Date;

(I) obtain entry of the Confirmation Order by the Bankruptcy Court no later than 135 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders); and

(J) cause the Effective Date to occur no later than 150 calendar days after the Petition Date;

(v) conduct their business only in the ordinary course in a manner that is consistent with past practices, and shall use commercially reasonable efforts to preserve intact their business organization and (subject to such modifications and changes as may be made by the Company in its reasonable and prudent business judgment that do not have an adverse effect in any material respect on the Company) relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases or (D) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(vii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or with respect to any of the adequate protection granted to the Secured Lenders pursuant to the Interim DIP Order, the Final DIP Order or otherwise;

(ix) provide to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, (A) reasonable access (without any material disruption to the conduct of the Company’s businesses) during normal business hours to the Company’s books, records and facilities, (B) reasonable access to the management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (C) timely and reasonable responses to all reasonable diligence requests, and (D) information with respect to all material executory contracts and unexpired leases of the Company;

(x) promptly notify the Consenting Noteholders and the Requisite Secured Lenders of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened);

(xi) comply in all material respects with the covenants and other obligations of the Company contained in the DIP Facility (subject to any amendments and/or waivers to such covenants and other obligations that may be provided by the requisite DIP Lenders);

(xii) assume or reject each of the Company’s executory contracts and unexpired leases as agreed between the Company and the Requisite Consenting Noteholders (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (xii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contracts or leases are, or relate to, the Excluded Matters);

(xiii) no later than 30 days after the Restructuring Support Effective Date, enter into an agreement with a third party service provider to assist the Company with establishing a demonstration plant that will (A) have a processing capacity of 5-10 tons per day, (B) include a primary ball mill, flotation cells, a regrind mill and alkaline oxidation cyanide leaching, and (C) be in operation for at least three (3) months or until the concept, operating costs and reagent consumption is fully demonstrated (the plant is to be located at the Company’s Hycroft Mine and be available for potential purchasers of the Company to view onsite), such agreement and service provider to be reasonably acceptable to the Requisite Consenting Noteholders; and

(xiv) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Restructuring Documents.

(b) Negative Covenants. The Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Company shall not, directly or indirectly, do or permit to occur any of the following:

(i) seek, solicit, propose or support an Alternative Transaction; provided, however, that the Company, directly or indirectly through any of its representatives or advisors, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that the Company determines in good faith could be an Alternative Transaction, and furnish such third party non-public information relating to the Company pursuant to an executed confidentiality agreement; provided, that the Company shall, subject to such confidentiality restrictions as reasonably required by the Company (it being understood that the Company will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between the Company and any of the Consenting Noteholders that is in effect on the date hereof), within 24 hours of the receipt of such proposal, notify the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of the receipt of such proposal, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved, and shall thereafter promptly inform the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of any negotiations or discussions related to, any amendments, modifications or other changes to, or any further developments of, such proposal;

(ii) (A) amend, supplement, modify or waive any term, condition or provision under the Plan or any of the other Restructuring Documents, in whole or in part (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (A), or be entitled to consent to any amendment, supplement or waiver thereof, if such term, condition or provision is, or relates to, an Excluded Matter); (B) publicly announce its intention not to pursue the

Restructuring Transaction; (C) suspend or revoke the Restructuring Transaction; or (D) execute, file or agree to file any Restructuring Documents (including any modifications or amendments thereof) that, in whole or in part, are not materially consistent in any respect with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Noteholders and the Requisite Secured Lenders;

(iii) move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of an executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease, other than in accordance with this Agreement or the Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (iii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contract or lease is, or relates to, an Excluded Matter);

(iv) commence an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the Indenture or the Notes, any Note Claims, any ABL Claims, or any Swap Claims;

(v) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral, exit financing and/or other financing arrangements, other than the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility; or

(vi) take any action or file any motion, pleading or other Restructuring Document with the Bankruptcy Court (including any modifications or amendments thereof) that is inconsistent in any material respect with this Agreement or the Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (vi), or be entitled to consent to any amendment, supplement or waiver thereof, if such motion, pleading or other Restructuring Document is, or relates to, an Excluded Matter).

5. Termination of Agreement.

(a) Creditor Party Termination Events. Upon written notice (the “Creditor Party Termination Notice”) from the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) delivered in accordance with Section 21 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, in each case, unless waived in writing by both the Requisite Consenting Noteholders and the Requisite Secured Lenders (each, a “Creditor Party Termination Event”), (x) the Requisite Consenting Noteholders may terminate this Agreement with respect to all Parties and (y) the Requisite Secured Lenders may terminate this Agreement only with respect to all Secured Lenders:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Company of any of its covenants, obligations, representations or warranties contained in this Agreement (other than covenants set forth in Section 4(a)(iv)), and, to the extent such breach is curable, such breach remains uncured for a period of five (5) business days from the date the Company receives a Creditor Party Termination Notice; provided, however, that if the applicable covenant, obligation, representation or warranty is for the benefit of only one Creditor Group, then only such Creditor Group shall be entitled to exercise a Creditor Party Termination Event with respect to such breach pursuant to this clause (i);

(ii) the failure of the Company to satisfy any of the covenants set forth in Section 4(a)(iv) hereof; provided, however, that if such failure is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such failure pursuant to this clause (ii);

(iii) the occurrence of (A) an “Event of Default” under the DIP Facility (that is not otherwise cured or waived in accordance with the terms thereof) or (B) an acceleration of the obligations or termination of commitments under the DIP Facility; provided, however, that if such occurrence is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such occurrence pursuant to this clause (iii);

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction, unless such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Creditor Parties, then the Creditor Group of which such requesting Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such issuance pursuant to this clause (iv);

(v) the occurrence of a Material Adverse Effect;

(vi) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $300,000;

(vii) the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(viii) the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(ix) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease other than in accordance with this Agreement or the Plan;

(x) the Company seeks, solicits, proposes or supports an Alternative Transaction;

(xi) the Company (A) withdraws the Plan or publicly announces its intention to withdraw the Plan or to pursue an Alternative Transaction, (B) moves to voluntarily dismiss any of the Chapter 11 Cases, (C) moves for conversion of any of the Chapter 11 Cases to chapter 7 under the Bankruptcy Code, or (D) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xii) the waiver, amendment or modification of the Plan or any of the other Restructuring Documents, or the filing by the Company of a pleading seeking to waive, amend or modify any term or condition of the Plan or any of the other Restructuring Documents, which waiver, amendment, modification or filing is materially inconsistent with this Agreement or the Plan; provided, however, that the Requisite Secured Lenders shall not be entitled to exercise a Creditor Party Termination Event described in this clause (xii) if such waiver, amendment or modification is, or relates to, an Excluded Matter;

(xiii) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, the ABL Claims, or the Swap Claims; provided, however, that (A) only the Requisite Consenting Noteholders shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, (B) only the holders of a majority in aggregate principal amount of the ABL Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the ABL Claims, and (C) only holders of a majority in aggregate notional amount of the Swap Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Swap Claims, in each case, pursuant to this clause (xiii);

(xiv) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Credit Agreement (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise);

(xv) the Company fails to enter into the DIP Credit Agreement and/or the loans under the DIP Facility are not funded on or prior to the earlier of (A) seven (7) calendar days after the Petition Date and (B) two (2) days after the date on which the Bankruptcy Court enters the Interim DIP Order, whether or not such failure is a result of the Company’s entering into an alternative debtor in possession credit facility or another Alternative Transaction;

(xvi) the failure to satisfy any of the conditions to effectiveness set forth in the Plan by the deadlines set forth in the Plan;

(xvii) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xviii) with respect to the Secured Lenders, (A) the Secured Lenders fail to receive the $10 million paydown contemplated under “Adequate Protection for ABL Claims and Swap Claims” in the Restructuring Term Sheet, (B) the adequate protection provided to the

Secured Lenders under the Interim DIP Order or Final DIP Order is modified, amended, terminated or revised in a manner that is adverse to the Secured Lenders without the consent of the Requisite Secured Lenders, (C) cash in an amount equal to 100% of the net cash proceeds from the sale of exploration properties, assets currently identified as Held for Sale on Balance Sheet, and other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business) are not used to repay ABL Claims and Swap Claims, or (D) the Interim DIP Order or Final DIP Order is modified, amended, terminated or revised without the consent of the Requisite Secured Lenders in a manner materially adverse to the Secured Lenders; or

(xix) with respect to the Consenting Noteholders, the Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to this Section 5.

(b) Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 5(b)), upon written notice (the “Company Termination Notice” and, together with a Creditor Party Termination Notice, a “Termination Notice”) delivered in accordance with Section 21 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event” and, together with the Creditor Party Termination Events, the “Termination Events”) unless waived in writing by the Company:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Consenting Noteholders own or control less than 66- 2⁄3% in principal amount of the Notes, which breach remains uncured for a period of five (5) business days from the date such Consenting Noteholders(s) receive(s) the Company Termination Notice;

(ii) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Secured Lenders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Secured Lenders own or control less than 66- 2⁄3% in the aggregate amount of the ABL Claims and Swap Claims (taken together), which breach remains uncured for a period of five (5) business days from the date such Creditor Party(ies) receive(s) the Company Termination Notice; provided, however, that the exercise by the Company of a Company Termination Event described in this clause (ii) shall only terminate this Agreement between the Company and the Secured Lenders;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction, unless, in each case, such ruling, judgment or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after such issuance;

(iv) the board of directors of the Company, after consultation with outside counsel, reasonably determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(v) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases; or

(vi) the Requisite Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to Section 5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (vi) if the Company is then in material breach of this Agreement.

(c) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders.

(d) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 and except as provided in Section 15 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture and any ancillary documents or agreements thereto; provided, however, that (x) in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement and (y) the termination of this Agreement by the Requisite Secured Lenders pursuant to Section 5(a) shall only terminate this Agreement, and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, between the Company and the Consenting Noteholders, on the one hand, and the Secured Lenders, on the other, and this Agreement (and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement) shall continue as between the Company and the Consenting Noteholders (unless this Agreement was previously, or is concurrently or subsequently, terminated by such Parties pursuant to the terms of this Section 5). Notwithstanding anything to the contrary herein, any of the Termination Events may be waived in accordance with the procedures established by Section 9 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Agreement at a time when permission of the Bankruptcy Court shall be required for a Creditor Party to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by such Creditor Party to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) Automatic Stay. The Company acknowledges and agrees, and shall not dispute, that after the commencement of the Chapter 11 Cases, the giving of a Termination Notice by any of the Creditor Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Requisite Consenting Noteholders and the Requisite Secured Lenders.

6. Good Faith Cooperation; Further Assurances; Acknowledgement.

The Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring Transaction, and (b) the pursuit and support of the Restructuring Transaction (including confirmation of the Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transaction, including making and filing any required governmental or regulatory filings and voting any claims against or securities of the Company in favor of the Plan (provided that none of the Creditor Parties shall be required to incur any material expenses, liabilities or other obligations in connection therewith), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Creditor Parties will not be solicited until the Creditor Parties have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7. Restructuring Documents.

Each Party hereby covenants and agrees to: (i) negotiate in good faith the Plan, the Disclosure Statement and the other Restructuring Documents (all of which shall, for the avoidance of doubt, contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company and the Requisite Consenting Noteholders and Requisite Secured Lenders as and to the extent set forth herein); and (ii) execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Documents, as applicable.

8. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Creditor Party becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than breaches that arise from the filing of the Chapter 11 Cases;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state or governmental authority, regulatory body or commission, except such filings as may be necessary or required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any rule or regulation promulgated thereunder (the “Exchange Act”), “blue sky” laws or the Bankruptcy Code; and

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Creditor Party severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Creditor Party becomes a party hereto), such Creditor Party (i) is the beneficial owner of the principal or notional (as applicable) amount (which amount shall be denominated in the applicable currency) or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Creditor Party that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such Claims and Interests, (A) full power and authority to vote on and consent to matters concerning such Claims and Interests, or to exchange, assign and Transfer such Claims and Interests, or (B) full power and authority to bind or act on the behalf of, such beneficial owners with respect to such Claims and Interests.

(c) Each Creditor Party severally (and not jointly) represents and warrants to the Company that, such Creditor Party or has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Creditor Party herein or would render such Creditor Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

(d) Each Creditor Party severally (and not jointly) represents and warrants to the Company that the Claims and Interests owned by such Creditor Party are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, that would reasonably be expected to adversely affect in any way the performance by such Creditor Party of its obligations contained in this Agreement at the time such obligations are required to be performed.

(e) Each Creditor Party severally (and not jointly) represents and warrants to the Company that it (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

(f) The Company represents and warrants to the Creditor Parties that (i) there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Transaction and (ii) true, correct and complete copies of all contracts, agreements and other arrangements requiring the Company to indemnify, hold harmless, or advance or reimburse expenses of, any officers, directors, employees or agents of the Company (x) have been disclosed as exhibits to the Company’s public filings with the Securities and Exchange Commission or otherwise disclosed or made available to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors (including by placement in an online data room) or (y) are otherwise substantially similar to, and do not impose obligations on the Company that are materially greater or more burdensome than, those that have been so disclosed or made available.

It is understood and agreed that the representations and warranties made by a Creditor Party that is an investment manager of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager.

9. Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Company, the Requisite Consenting Noteholders and (except as otherwise provided in this Agreement) the Requisite Secured Lenders; provided, however, that (a) any modification of, or amendment or supplement to, this Section 9 or the definition of Requisite Consenting Noteholders or Requisite Secured Lenders shall require the written consent of all of the Parties, (b) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Consenting Noteholder (in its capacity as a holder of Note Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Consenting Noteholders (in their capacity as holders of Note Claims) set forth in this Agreement (other than in proportion to the amount of such Note Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Consenting Noteholder (it being understood that determining whether consent of any Consenting Noteholder is required pursuant to this clause (b), no personal circumstances of such Consenting Noteholder shall be considered), (c) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of ABL Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of ABL Claims) set forth in this Agreement (other than in proportion to the amount of such ABL Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (c), no personal circumstances of such Secured Lender shall be considered), and (d) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of Swap Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of Swap Claims) set forth in this Agreement (other than in proportion to the amount of such Swap Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (d), no personal circumstances of such Secured Lender shall be considered). In determining whether any consent or approval has been given or obtained by the Requisite Consenting Noteholders, any then-existing Consenting Noteholder that is in material breach of its covenants, obligations or representations under this Agreement (and the respective Notes held by such Creditor Party) shall be excluded from such determination and the Notes held by such Consenting Noteholder shall be treated as if they were not outstanding. A Creditor Party Termination Event may not be waived except in a writing signed by the Requisite Consenting Noteholders and the Requisite Secured Lenders, unless such Creditor Party Termination Event allows only one Creditor Party to terminate this Agreement pursuant to Section 5, in which case, the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) can waive such Creditor Party Termination Event.

10. Transaction Expenses.

Whether or not the transactions contemplated by this Agreement are consummated and, in each case, subject to the terms of the applicable engagement letter and (after the DIP Orders are entered by the Bankruptcy Court) the DIP Orders, the Company hereby agrees to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full on the Restructuring Support Effective Date, (ii) prior to the Petition Date and after the Restructuring Support Effective Date, all accrued and unpaid Transaction Expenses shall be paid by the Company on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the business day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date, all accrued and unpaid Transaction Expenses shall, subject to the RSA Order, be paid by the Company on a regular and continuing basis promptly (but in any event within fifteen (15) days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall, subject to the RSA Order, be paid promptly (but in any event within fifteen (15) days), against receipt of reasonably detailed invoices, and (v) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall, subject to the RSA Order, be paid on the Effective Date against receipt of reasonably detailed invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

The terms set forth in this Section 10 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company hereby acknowledges and agrees that the Creditor Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transaction, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company, and that the Creditor Parties have made a substantial contribution to the Company. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company hereby acknowledges and agrees that the Transaction Expenses are of the type that should be entitled to treatment as, and the Company shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

11. Effectiveness.

This Agreement shall become effective and binding upon the Parties on the date when counterpart signature pages to this Agreement have been executed and delivered by the Company and each of the Initial Consenting Noteholders and the Initial Secured Lenders (such date, the “Restructuring Support Effective Date”); provided, however, that signature pages executed by the Creditor Parties shall be delivered to (a) other Creditor Parties in a redacted form that removes the Creditor Parties’ holdings of Claims and Interests, and (b) the Company in an unredacted form. With respect to any Creditor Party that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective as to such Creditor Party at the time such Joinder Agreement is delivered to the Company.

12. Conflicts Between this Agreement and the Restructuring Term Sheet and Related Transaction Documents and Between the Plan and this Agreement.

In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and/or the Restructuring Term Sheet, the terms of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 12 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

13. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE COMPANY, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

15. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 15 and Sections 5(d), 5(e), 9, 10, 13, 14, 16, 17, 18, 19, 21, 22, 23, 24, 25, 26 and 27 hereof (and any defined terms used in any such Sections), the last paragraph of Section 2, and the last paragraph of Section 3(a), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

16. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 17 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests or other claims against or interests in the Company other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 17 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.

18. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

19. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Creditor Party shall continue in full force and effect.

20. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail or otherwise, which shall be deemed to be an original for the purposes of this Section 20.

21. Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) business day after deposit with an overnight courier service or (d) three (3) business days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other addresses, facsimile numbers or e-mail addresses for a Party as shall be specified by like notice):

If to the Company:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, NV 89521

Facsimile: (775) 358-4458

Email: Steve.Jones@AlliedNevada.com

Attention: Stephen Jones

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention: Ira Dizengoff, Esq. (idizengoff@akingump.com) and

Philip C. Dublin, Esq. (pdublin@akingump.com)

If to the Consenting Noteholders:

To each Consenting Noteholder at the addresses, facsimile numbers or e-mail addresses set forth below the Consenting Noteholders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Restructuring Support Effective Date)

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 806-6006

Attention: Kristopher Hansen (khansen@stroock.com), Brett Lawrence (blawrence@stroock.com) and Jayme Goldstein (jgoldstein@stroock.com)

If to the Secured Lenders:

To each Secured Lender at the addresses, facsimile numbers or e-mail addresses set forth below the Secured Lenders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Secured Lender that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: Richard Mason (RGMason@wlrk.com )

   John R. Sobolewski (JRSobolewski@wlrk.com)

and

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 230-7699

Attention: Andrew V. Tenzer (andrewtenzer@paulhastings.com)

22. Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company. Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23. Prevailing Party.

If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to the reimbursement of all reasonable fees and expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action or proceeding, from the non-prevailing Party.

24. Fiduciary Duties.

Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Company or any directors or officers of the Company to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Company or any directors or officers of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event that may arise as a result of any such action or omission.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any directors or officers of the Company that did not exist prior to the execution of this Agreement.

25. Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

26. Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Creditor Parties under this Agreement shall be several, not joint. It is understood and agreed that no Creditor Party has any duty of trust or confidence in any kind or form with any other Creditor Party or the Company, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Creditor Party may trade in the claims or other debt or equity securities of the Company without the consent of the Company or any other Creditor Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Creditor Party shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Creditor Parties or the Company shall in any way affect or negate this understanding and agreement.

27. Disclosure; Publicity.

The Company shall submit drafts to the Consenting Noteholders and the Initial Secured Lenders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) business days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by law or court order, no Party or its advisors shall (a) use the name of any Creditor Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transaction or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Creditor Party), other than advisors to the Company, the principal amount or percentage of any Claims held by any Creditor Party, in each case, without such Creditor Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Creditor Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by any Creditor Group, collectively. Notwithstanding the provisions in this Section 27, (x) any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, (y) any Party hereto may disclose, to the extent expressly consented to in writing by a Creditor Party, such Creditor Party’s identity and individual holdings, and (z) the Company may disclose the put option payments payable or paid in connection with the Restructuring as described in the Restructuring Term Sheet.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Central LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

[Restructuring Support Agreement Signature Pages]

ANG Cortez LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG North LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

[Restructuring Support Agreement Signature Pages]

Hasbrouck Production Company LLC

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Chief Financial Officer

[Restructuring Support Agreement Signature Pages]

CONSENTING NOTEHOLDER

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

Principal Amount of Note Claims:
$

Principal Amount of Other Claims:
$

Equity Interests:

[Restructuring Support Agreement Signature Pages]

SECURED LENDER

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

Principal Amount of ABL Claims:
$

Notional Amount of Swap Claims:
$

Equity Interests:

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

RESTRUCTURING TERM SHEET

EXECUTION VERSION

RESTRUCTURING TERM SHEET

ALLIED NEVADA GOLD CORP.

This term sheet (this “Term Sheet”) is a summary of indicative terms and conditions for a proposed restructuring transaction concerning Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its domestic direct and indirect subsidiaries party to the RSA (as defined below) (collectively with ANV, the “Company”), to be effectuated through a plan of reorganization under chapter 11 of title 11 of the United States Bankruptcy Code that is consistent in all material respects with the terms and conditions set forth in this Term Sheet and the RSA and otherwise acceptable in form and substance to the Company and the Requisite Consenting Noteholders (as defined in the RSA). The implementation of the terms and conditions reflected herein and all definitive documents in connection with the Restructuring Transaction (as defined in the RSA) are subject to the terms and conditions in the Restructuring Support Agreement, dated as of March 10, 2015 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “RSA”), by and among the Company and the holders of Notes (as defined below) party thereto as “Consenting Noteholders” thereunder, to which this Term Sheet is attached. The term “Notes” means the 8.75% senior unsecured notes due 2019 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof) issued by ANV pursuant to that certain Indenture, dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), between ANV and Computershare Trust Company of Canada, as trustee. Capitalized terms used in this Term Sheet and not defined herein shall have the meanings ascribed to them in the RSA.

This Term Sheet is non-binding, is being presented for discussion and settlement purposes, and is entitled to protection from any use or disclosure to any Person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions that may be contained in the fully negotiated and executed definitive documentation in connection with the Restructuring Transaction. No provision of this Term Sheet should be considered separate and apart from the whole. This Term Sheet does not constitute either (a) an offer for the purchase, sale or subscription of, or solicitation or invitation of any offer to buy, sell or subscribe for, any securities or (b) a solicitation of acceptances or rejections of a chapter 11 plan of reorganization pursuant to the Bankruptcy Code. Any such offer or solicitation shall be made only in compliance with all applicable securities laws of the United States and with the provisions of the Bankruptcy Code.

Until publicly disclosed in accordance with the terms of the RSA or the Confidentiality Agreement entered into by and among the Company and each of the Initial Consenting Noteholders, dated as of February 12, 2015, this Term Sheet and the information contained herein shall remain strictly confidential and may not be shared with any Person other than the Company, the Consenting Noteholders and their respective professional advisors, and, to the extent subject to and bound by a confidentiality obligation in favor of the Company that covers the RSA (including this Term Sheet), the lenders under the Credit Agreement and their professional advisors.

FILING ENTITIES/TIMING

Filing Entities	ANV and its direct and indirect domestic subsidiaries party to the RSA (collectively, the Debtors”).

Timing of Chapter 11 Cases	The Debtors will file voluntary petitions for relief under the Bankruptcy Code commencing cases (the “Chapter 11 Cases”) in the Bankruptcy Court no later than March 15, 2015. The material milestones for the Chapter 11 Cases shall be as set forth in the RSA.

Venue of Chapter 11 Cases	United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Canadian Recognition Proceeding	The Company may, in its discretion and in consultation with the Requisite Consenting Noteholders and the Requisite Secured Lenders, commence a recognition proceeding in Canada to address any class action proceedings pending in Canadian courts.

DIP FINANCING

DIP Financing

Second priority lien debtor in possession financing shall be provided by the DIP Lenders (as defined below) to the Debtors in an aggregate principal amount up to $78 million (the “Total DIP Commitment”), on the terms, subject to the conditions, and in reliance on the representations and warranties set forth in the Secured Multiple Draw Debtor-In-Possession Credit Agreement attached hereto as Annex I (with such changes thereto as may be agreed to by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, the “DIP Credit Agreement”), and subject to the approval of the Bankruptcy Court. The debtor in possession credit facility contemplated by the DIP Credit Agreement shall be referred to herein as the “DIP Facility”.

Initially, upon the request of the Company pursuant to the exercise of a put option hereby granted by the Backstop DIP Lenders to the Company, and in exchange for the put option payments described below, the DIP Facility shall be provided by the Initial Consenting Noteholders and/or certain affiliates of, and/or related funds or other vehicles of, the Initial Consenting Noteholders (collectively, in their capacities as such, the “Backstop DIP Lenders”), in accordance with their

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respective Backstop DIP Shares (as defined below). As consideration for the Company’s right to call their respective commitments to fund the DIP Facility in accordance with their respective Backstop DIP Shares (which commitments are evidenced hereby) (the “DIP Commitments”), the Backstop DIP Lenders shall receive from the Debtors a non-refundable put option payment (the “Backstop Put Option Payment”) equal to $2,340,000 (i.e. 3.0% of the Total DIP Commitment). The Backstop Put Option Payment shall be (i) due and owing on the Restructuring Support Effective Date and (ii) paid to the Backstop DIP Lenders on the Effective Date, on a pro rata basis (based on their respective Backstop DIP Shares), in the form of New Second Lien Convertible Term Loans in an aggregate principal amount equal to the Backstop Put Option Payment; provided, however, that if (1) the loans under the DIP Facility are repaid in their entirety in cash, (2) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Facility (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise), or (3) the Debtors fail to enter into the DIP Credit Agreement and/or the loans under the DIP Facility are not funded on or prior to the earlier of (x) ten (10) calendar days after the Petition Date and (y) two (2) business days after the date on which the Bankruptcy Court enters the interim order approving the DIP Facility Motion (the “Interim DIP Order”), whether or not such failure is a result of the Debtors’ entering into an alternative debtor in possession credit facility or another Alternative Transaction (any such event described in clause (1), (2) or (3) above, a “Cash Payment Event”), then the full amount of the Backstop Put Option Payment shall be payable in cash (A) in the case of a Cash Payment Event described in clause (1) above or clause (2) above, at the same time the other DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility, or (B) in the case of a Cash Payment Event described in clause (3) above, (x) at the time of the closing of any financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing), from the proceeds of such financing transaction (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction) or (y) otherwise, upon payment in full of all Swap Claims and ABL Claims.

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No DIP Lender, other than the Backstop DIP Lenders, shall be entitled to receive or share in any portion of the Backstop Put Option Payment. The Backstop Commitments of the Backstop DIP Lenders are several, not joint, obligations of the Backstop DIP Lenders, such that no Backstop DIP Lender shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop DIP Lender.

During the DIP Opportunity Period (as defined below), each holder of a Note that is a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act of 1933, as amended) (each, a “QIB”) as of the Restructuring Support Effective Date (including each Backstop DIP Lender, an “Eligible Noteholder”), other than the Backstop DIP Lenders, will be afforded the opportunity (the “DIP Opportunity”) to subscribe to a commitment under the DIP Facility in a principal amount up to its Eligible Share (as defined below) of the Total DIP Commitment. The DIP Opportunity shall commence after the date on which the Bankruptcy Court enters the Interim DIP Order and the Backstop DIP Lenders fund the initial loan amount under the DIP Credit Agreement (the “Commencement Date”) and shall end twenty (20) days after the Commencement Date (such period, the “DIP Opportunity Period”). The DIP Opportunity shall be conducted and consummated on terms, subject to conditions and in accordance with procedures that are acceptable to the Company and the Requisite Consenting Noteholders. The Eligible Noteholders that subscribe to commitments under the DIP Facility (including the Backstop DIP Lenders) are referred to herein as “DIP Lenders” and the commitments of such DIP Lenders under the DIP Facility are referred to herein as the “DIP Commitments”.

“Eligible Share” means, with respect to any Eligible Noteholder, a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of Notes owned or controlled by such Eligible Noteholder, and the denominator of which is the aggregate principal amount of Notes owned or controlled by all Eligible Noteholders (including the Backstop DIP Lenders), in each case as of the Restructuring Support Effective Date.

“Backstop DIP Share” means, with respect to any Backstop DIP Lender, a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of Notes owned or controlled by such Backstop DIP Lender, and the denominator of which is the aggregate principal amount

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of Notes owned or controlled by all Backstop DIP Lenders, in each case as of the Restructuring Support Effective Date. For purposes of determining any Backstop DIP Lender’s “Backstop DIP Share”, (x) all of the Notes that are owned or controlled by any affiliate or related fund of such Backstop DIP Lender that is not itself a Backstop DIP Lender (any such affiliate or related fund, a “Specified Affiliate”) shall be deemed to be owned and controlled by such Backstop DIP Lender; provided, however, that the Notes that are owned and controlled by a Specified Affiliate shall only count once towards determining the Backstop DIP Share(s) of the Backstop DIP Lender(s) of which it is an affiliate or related fund, and (y) all of the Notes that are owned or controlled by all Specified Affiliates shall be included in the denominator of such definition.

The DIP Facility shall be junior to the ABL Claims, the Swap Claims and the adequate protection described in “Adequate Protection for ABL Claims and Swap Claims” set forth below (the “Adequate Protection Claims”). The DIP Facility shall pay interest on a monthly basis at the rate of 12% per annum, 6% to be paid in cash and 6% to be paid in kind; provided, however, that if a Cash Payment Event described in clause (1) or clause (2) of the definition thereof shall occur, then all interest under the DIP Facility (including all accrued and unpaid interest) shall be payable in full in cash at the same time the other DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility.

The DIP Lenders shall receive from the Debtors a non-refundable upfront cash put option payment (the “Cash Put Option Payment”), payable in cash, in the aggregate amount of $780,000 (i.e., 1.0% of the Total DIP Commitment). The Cash Put Option Payment shall be for the Company’s right to call the DIP Commitments. The Cash Put Option Payment shall be due and owing in full on the Restructuring Support Effective Date, and the Debtors shall pay the entire Cash Put Option Payment on the date on which the Interim DIP Order is entered by the Bankruptcy Court; provided, however, that if a Cash Payment Event described in clause (3) of the definition thereof shall occur, then the Cash Put Option Payment shall be payable in full in cash, (x) at the time of the closing of any financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing), from the proceeds of such financing transaction (provided

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that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction) or (y) otherwise, upon payment in full of all Swap Claims and ABL Claims.

The Cash Put Option Payment will be paid to the DIP Lenders on a pro rata basis (based on their respective DIP Commitments) in cash by wire transfer of immediately available funds (it being understood that the Cash Put Option Payment shall be paid by the Debtors to the Backstop DIP Lenders on a pro rata basis (based on their respective Backstop Shares), and the Backstop DIP Lenders shall share the Cash Put Option Payment (without interest thereon) with any other Eligible Noteholder that timely provides a DIP Commitment pursuant to the DIP Opportunity based on such Eligible Noteholder’s pro rata share of all DIP Commitments).

The DIP Lenders shall receive from the Debtors a non-refundable upfront put option payment (the “PIK Put Option Payment”), payable as described below, in the aggregate amount of $3,120,000 (i.e., 4.0% of the Total DIP Commitment). The PIK Put Option Payment shall also be for the Company’s right to call the DIP Commitments. The PIK Put Option Payment shall be (i) due and owing on the Restructuring Support Effective Date and (ii) paid on the Effective Date in the form of New Second Lien Convertible Term Loans in a principal amount equal to the PIK Put Option Payment; provided, however, that if a Cash Payment Event shall occur, then the full amount of the PIK Put Option Payment shall be payable in cash at the same time as the Backstop Put Option Payment is required to be paid to the Backstop DIP Lenders if a Cash Payment Event occurs, as set forth above; provided, further, that if a Cash Payment Event shall occur prior to the date on which any of the DIP Lenders (other than the Backstop DIP Lenders) makes loans under the DIP Facility, then the full amount of the PIK Put Option Payment shall only be payable to the Backstop DIP Lenders.

Each of the Backstop Put Option Payment, the Cash Put Option Payment and the PIK Put Option Payment: (I) will not be refundable under any circumstance or creditable against any other amount paid in connection with the DIP Facility or otherwise, (II) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, and (III) shall be paid free and clear of and without deduction for any and all present or

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future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).

All liens, superpriority claims, administrative claims and security interests in favor of the DIP Lenders in connection with the DIP Facility will be second in priority to the liens, superpriority claims, administrative claims and security interests in favor of the ABL Claims, the Swap Claims and the Adequate Protection Claims, and the DIP Lenders will be subject to a customary “standstill” of 30 days with respect to the exercise of remedies against collateral.

Any financial reports, budgets, forecasts or other deliveries provided by ANV to the DIP Lenders will also be provided to the Requisite Secured Lenders.

Notwithstanding the foregoing or anything to the contrary herein or in the DIP Credit Agreement, if all Swap Claims and ABL Claims have not been paid in full in cash prior to such payment in full in cash of the DIP Facility Claims, such payment in full in cash of the DIP Facility Claims shall only be permitted from proceeds of a financing transaction paid no earlier than the closing of such financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing) (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction). For the avoidance of doubt, if the RSA is terminated by the Secured Lenders or otherwise terminated by the Requisite Consenting Noteholders or the Company in accordance with Section 5 of the RSA, the Secured Lenders may seek adequate protection (or exercise other rights and remedies) and oppose any refinancing of the DIP Facility (but may not oppose the proceeds from such a refinancing being used for the payment of the DIP Facility Claims as set forth herein) or consummation of another Alternative Transaction.

Adequate Protection for ABL Claims and Swap Claims

Holders of Swap Claims and ABL Claims shall receive, as adequate protection for the actual diminution in value of their collateral, the following:

(a) payment of outstanding pre-petition and post-petition professional fees, replacement liens and super-priority claims under section 507(b) of the Bankruptcy Code; and

(b) cash payment of interest (x) for ABL Claims at the non-default contract rate and (y) for Swap Claims at a rate of 2%

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per annum, in each case during the pendency of the Chapter 11 Cases, provided that the holders of the ABL Claims and Swap Claims reserve the right to receive default interest in the event the Restructuring Transaction is not consummated in accordance with the terms of the RSA and this Term Sheet.

In addition, the holders of ABL Claims shall receive a repayment of $10 million (the “Repaid Cash”) from the cash and cash equivalents currently held by the Company pursuant to Section 11.1(q) of the Credit Agreement upon entry of the Interim DIP Order. The Interim DIP Order and the Final DIP Order shall provide that the Company is no longer required to comply with Section 11.1(q) of the Credit Agreement.

The portion of the Repaid Cash received by any holder of ABL Claims shall be subject to immediate disgorgement in its entirety by such holder of ABL Claims if an order is entered by the Bankruptcy Court upon motion by the Debtors or any other party in interest, holding that, prior to entry of the Final DIP Order and after the date hereof, such holder of ABL Claims breached the RSA (including by making any objection to the Final DIP Order not permitted hereunder) such that the Company could have terminated the RSA as to the Secured Lenders or as to such individual holder of ABL Claims (regardless of whether the RSA has actually been terminated as to the Secured Lenders or such individual holder) unless such breach has been waived by the Company or promptly remedied by the applicable holder of ABL Claims.

DEBT AND EQUITY CAPITAL STRUCTURE OF REORGANIZED DEBTORS

New First Lien Term Loan Credit Facility

On the Effective Date, reorganized ANV will enter into a new first lien term loan credit facility (the “New First Lien Term Loan Credit Facility”) pursuant to which reorganized ANV will issue new first lien term loans (the “New First Lien Term Loans”) in an original aggregate principal amount equal to the total amount of the ABL Claims and Swap Claims, and all of the direct and indirect domestic subsidiaries of reorganized ANV shall guarantee the payment of the New First Lien Term Loans.

The New First Lien Term Loans shall be distributed to the holders of the ABL Claims and the Swap Claims, as set forth below. The New First Lien Term Loan Credit Facility shall contain the terms set forth on Annex II hereto and shall otherwise be in form and substance acceptable to the Company, the Requisite Consenting Noteholders and the

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Requisite Secured Lenders, which documentation shall be based on the documentation of the existing Credit Agreement as in effect on the date hereof as reasonably negotiated by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, and mutually satisfactory to such parties.

The terms of the New First Lien Term Loan Credit Facility will prohibit the incurrence of any other first lien debt, subject to customary exceptions for existing capital leases and refinancings thereof, existing purchase money debt and permitted refinancings thereof, commodity hedging arrangements subject to limitations to be reasonably agreed upon, additional capital leases and purchase money debt in amounts and on terms to be mutually and reasonably agreed, and other customary exceptions to be mutually agreed, provided that in no case will there be a “general” first lien debt basket, “ratio” first lien debt basket, or “incremental” first lien debt basket.

The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment of any contractually subordinated debt, subject to agreed upon exceptions.

The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment of any junior priority lien debt (including the New Second Lien Convertible Term Loan Credit Facility) or unsecured debt, except for permitted refinancings thereof on customary terms.

New Second Lien Convertible Term Loan Credit Facility

On the Effective Date, reorganized ANV will enter into a new second lien convertible term loan credit facility (the “New Second Lien Convertible Term Loan Credit Facility”) pursuant to which reorganized ANV will issue new second lien convertible term loans (the “New Second Lien Convertible Term Loans”) in an original aggregate principal amount equal to the Excess DIP Facility Claim Amount (as defined below), and all of the direct and indirect domestic subsidiaries of reorganized ANV shall guarantee the payment of the New Second Lien Convertible Term Loans.

The New Second Lien Convertible Term Loan Credit Facility shall mature on the five year anniversary of the Effective Date. The New Second Lien Convertible Term Loans shall bear interest at a rate of 15% per annum, and such interest shall be paid in kind (“PIK Interest”) on a quarterly basis. The New Second Lien Convertible Term Loan Credit Facility will contain a make-whole redemption provision that is satisfactory to the Company and the Requisite Consenting Noteholders.

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The New Second Lien Convertible Term Loans (including all principal (including PIK Interest that has been added to the principal of the New Second Lien Convertible Term Loans) and all accrued and unpaid interest) shall be convertible at any time and from time to time at an initial conversion price that is equal to the equity value of a share of New Common Stock as of the Effective Date, as determined by the Company and the Requisite Consenting Noteholders.

The New Second Lien Convertible Term Loans shall be distributed to the holders of DIP Facility Claims (as defined below), as set forth below. The New Second Lien Convertible Term Loan Credit Facility shall be in form and substance acceptable to the Company and the Requisite Consenting Noteholders and reasonably satisfactory to the Requisite Secured Lenders.

All liens on common collateral securing the New Second Lien Convertible Term Loan Credit Facility will be second in priority to the liens on common collateral securing the New First Lien Term Loans. The New Second Lien Convertible Term Loan Credit Facility will not be guaranteed by any entity that does not guarantee, or granted a lien on any assets as to which a lien is not granted to secure, or given any other credit support which is not given to, the New First Lien Term Loans. The lenders and the agent of the New Second Lien Convertible Term Loan Credit Facility will be subject to a customary “standstill” of 180 days with respect to the exercise of remedies against common collateral. The agents of the New Second Lien Convertible Term Loan Credit Facility and the New First Lien Term Loan Facility will enter into a customary intercreditor agreement reflecting the foregoing and other lien priority terms customarily included in agreements of this nature.

New Revolving Credit Facility	With the consent of the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, on the Effective Date, reorganized ANV will enter into a second lien asset based revolving loan credit facility (the “New Revolving Credit Facility”) with revolving loan commitments (including a letter of credit subfacility) in an original aggregate principal amount to be determined by the Company, the Requisite Consenting Noteholders and the

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Requisite Secured Lenders. The New Revolving Credit Facility will be used to provide working capital and for other general corporate purposes of the reorganized Company.

The New Revolving Credit Facility will be agented, and the commitments thereunder will be provided, by banks and other financial institutions that are acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders. The New Revolving Credit Facility shall be in form and substance acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

All liens on common collateral securing the New Revolving Credit Facility will be second in priority to the liens on common collateral securing the New First Lien Term Loans. The New Revolving Credit Facility will not be guaranteed by any entity that does not guarantee, or granted a lien on any assets as to which a lien is not granted to secure, or given any other credit support which is not given to, the New First Lien Term Loans. The lenders and the agent of the New Revolving Credit Facility will be subject to a customary “standstill” of 180 days with respect to the exercise of remedies against common collateral. The agents of the New Revolving Credit Facility, the New First Lien Term Loan Facility and the New Second Lien Convertible Term Loan Credit Facility will enter into a customary intercreditor agreement reflecting the foregoing and other lien priority terms customarily included in agreements of this nature.

New Common Stock

On the Effective Date, reorganized ANV will issue one or more classes of common stock (the “New Common Stock”), which New Common Stock shall be deemed validly issued, fully paid and non-assessable. The New Common Stock issued on the Effective Date will be distributed to holders of DIP Facility Claims and to holders of Notes Claims (as defined below), as set forth below.

If reorganized ANV is not required to register its securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the New Board (as defined below) will decide whether to register any securities of reorganized ANV under the Exchange Act. If no securities of reorganized ANV are registered under the Exchange Act, the Company will post annual and quarterly financial information, within certain time periods to be agreed upon between the Company and the Requisite Consenting Noteholders, to a password protected website to which holders of New Common Stock and/or New

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Warrants (as defined below), securities analysts, market making financial institutions and prospective investors in the Company that are QIBs or “accredited investors” (as such term is defined in Regulation D of the Securities Act of 1933, as amended) (“AIs”) may gain access; provided, that such Persons affirmatively agree to the terms of a “click through” confidentiality agreement posted on such website. All prospective investors in the Company that are QIBs or AIs shall be entitled to access such website upon completion and submission of appropriate documentation demonstrating their status as such.

New Warrants	On the Effective Date, reorganized ANV will issue warrants to purchase shares of New Common Stock (the “New Warrants”). The New Warrants issued on the Effective Date will be distributed to holders of Existing Common Stock (as defined below), as set forth below, and shall contain such terms and other provisions as described below in the section entitled “Existing Equity Interests”.

TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), all allowed administrative expense claims of each of the Debtors (such allowed claims, “Administrative Expense Claims”) shall be paid in full in cash or on such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree.

Priority Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), all allowed priority claims (e.g., tax and “other” priority claims) against each of the Debtors (such allowed claims, “Priority Claims”) shall be paid in full in cash, unimpaired and reinstated, or treated on such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree.

Other Secured Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), all allowed secured claims against each of the Debtors, other than ABL Claims and Swap Claims (such allowed secured claims, “Other Secured Claims”), shall be paid in full in cash, unimpaired and reinstated, or treated on

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such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree; provided, however, that any Equipment Lease Claims (as defined below) that are determined to be secured claims shall receive treatment as determined by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

ABL Claims	On the Effective Date, all remaining allowed ABL Claims shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such ABL Claims.

Existing Cross Currency Swap Claims	On the Effective Date, all remaining allowed claims against each of the Debtors arising under (i) the cross currency swap transaction, effective May 25, 2012, between ANV and The Bank of Nova Scotia, as amended or modified from time to time thereafter, including pursuant to the confirmation dated October 25, 2012, (ii) the cross currency swap transaction, effective May 25, 2012, between ANV and Societe Generale, and (iii) the cross currency swap transaction, effective May 25, 2012, between ANV and National Bank of Canada (in each case, as amended, supplemented or otherwise modified from time to time, collectively, the “Existing Cross Currency Swaps” and such allowed claims, “Existing Cross Currency Swap Claims”)), shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such Existing Cross Currency Swap Claims; provided that such treatment shall only apply to the swap transactions set forth in (ii) and (iii) if the counter-parties thereto have any claims thereunder after drawing on letters of credit available to them and applying any cash collateral in satisfaction thereof.

Existing Diesel Swap Claims	On the Effective Date, all allowed claims against each of the Debtors arising under any financial swaps other than the Existing Cross Currency Swaps described in clause (i) of the above section (including the five (5) financial swaps each effective January 1, 2015), and as amended or modified from time to time thereafter, between ANV and The Bank of Nova Scotia (in each case, as amended, supplemented or otherwise modified from time to time, collectively, the “Existing Diesel Swaps” and such allowed claims, “Existing Diesel Swap Claims” and together with the Existing Cross Currency Swap Claims, the “Swap Claims”) shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such Existing Diesel Swap Claims.

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DIP Facility Claims

If a Cash Payment Event has not occurred prior to the Effective Date, all allowed claims against each of the Debtors arising under the DIP Facility (such allowed claims, “DIP Facility Claims”) shall receive the following treatment: (i) $25 million of the amount of DIP Facility Claims shall be exchanged for 25% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan (as defined below), (b) the New Warrants and (c) the New Second Lien Convertible Term Loans, and (ii) the amount of DIP Facility Claims in excess of $25 million (such amount, the “Excess DIP Facility Claim Amount”) shall be exchanged for New Second Lien Convertible Term Loans in an aggregate principal amount equal to the Excess DIP Facility Claim Amount.

Upon a Cash Payment Event, the DIP Facility Claims shall be payable in full in cash (A) in the case of a Cash Payment Event described in clause (1) or clause (2) of the definition thereof, at the time the DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility, or (B) in the case of a Cash Payment Event described in clause (3) of the definition thereof, upon the Debtors’ receiving funding under an Alternative Transaction.

Notwithstanding the foregoing or anything to the contrary herein or in the DIP Credit Agreement, if all Swap Claims and ABL Claims have not been paid in full in cash prior to such payment in full in cash of the DIP Facility Claims, such payment in full in cash of the DIP Facility Claims shall only be permitted from proceeds of a financing transaction paid at the closing of such financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing) (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction). For the avoidance of doubt, if the RSA is terminated by the Secured Lenders or otherwise terminated by the Requisite Consenting Noteholders or the Company in accordance with Section 5 of the RSA, the Secured Lenders may seek adequate protection (or exercise other rights and remedies) and oppose any refinancing of the DIP Facility (but may not oppose the proceeds from such a refinancing being used for the payment of the DIP Facility Claims as set forth herein) or consummation of another Alternative Transaction.

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Equipment Lease Claims	On the Effective Date, all allowed claims against each of the Debtors arising under the equipment leases to which the Debtors are a party or otherwise bound (such allowed claims, “Equipment Lease Claims”) shall receive the treatment as determined by the Company and the Requisite Consenting Noteholders.

Intercompany Claims	On the Effective Date, all allowed intercompany claims between the Debtors shall be adjusted, continued, or discharged to the extent determined by the Company and the Requisite Consenting Noteholders.

Notes Claims	On the Effective Date, all allowed claims arising under the Notes and the Indenture (such allowed claims, “Notes Claims”) shall be exchanged for 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the New Warrants and (c) the New Second Lien Convertible Term Loans; provided, however, that any holder of a Notes Claim on the applicable voting record date shall be entitled to elect to receive, in lieu of shares of New Common Stock, an amount of cash equal to $100 per $1,000 of Notes Claims; provided, further, that if the amount of cash distributable in respect of Notes Claims under the Plan exceeds $2,500,000 in the aggregate (the “Notes Claim Cap”), holders of Notes Claims that have elected to receive cash shall only receive their pro rata share of the Notes Claim Cap.

Critical Vendor and Section 503(b)(9) Claims	Each holder of a critical vendor claim or a claim under Section 503(b)(9) of the Bankruptcy Code against a Debtor (each as determined by the Company and the Requisite Consenting Noteholders) shall be paid in full in cash pursuant to an order of the Bankruptcy Court, subject to an aggregate cap of $18 million and provided that each holder of a critical vendor claim receiving payment on its claims provides trade terms to the Company that are acceptable to the Company and the Requisite Consenting Noteholders.

General Unsecured Claims[1]	All allowed general unsecured claims (such allowed claims, “General Unsecured Claims”) shall be paid in full in cash under the Plan.

[1]	Shippers, utility providers and other unsecured claims to be paid pursuant to ‘first day’ motions provided to the Consenting Noteholders’ Advisors will be paid in full in accordance with applicable orders of the Bankruptcy Court.

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Subordinated Securities Claims	All allowed claims (a) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or any affiliate of any of the Debtors, (b) for damages arising from the purchase or sale of shares, notes or any other securities of any of the Debtors or any affiliate of any of the Debtors, and (c) for violations of the securities laws that are subject to subordination pursuant to section 510(b) of the Bankruptcy Code (such allowed claims, “Subordinated Securities Claims”), shall be extinguished and not receive any property or consideration under the Plan; provided, however, that the Plan shall not extinguish any rights that a holder of Subordinated Securities Claims may have against existing insurance maintained by the Debtors.

Executory Contracts	All material executory contracts and unexpired leases of each of the Debtors shall be assumed or rejected as agreed between the Company and the Requisite Consenting Noteholders.[2]

Existing Equity Interests	If the class of holders of the existing common stock of ANV (“Existing Common Stock”) votes in favor of the Plan, then on the Effective Date holders of Existing Common Stock shall receive, on a pro rata basis, the New Warrants. Other than (a) holders of the Existing Common Stock (in their capacities as such) and (b) holders of intercompany equity, no holder of any equity, ownership or profits interest in any of the Debtors of any nature, or any options, warrants or other securities that are convertible into, or exercisable or exchangeable for, any equity, ownership or profits interests in any of the Debtors, shall receive a distribution under the Plan on account of such interests or securities. On the Effective Date, all such interests and securities shall be extinguished without payment of any amounts or other distributions in consideration therefor. If a holder of Existing Common Stock votes in favor of the Plan and the class of Existing Common Stock votes to accept the Plan, then such holder shall be deemed to have released any Subordinated Securities Claims that it owns or controls.

[2]	For clarification purposes, the Requisite Consenting Noteholders shall have a reasonable consent right with respect to the assumption or rejection of executory contracts and unexpired leases up to and including the Effective Date.

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If the class of holders of the Existing Common Stock votes against the Plan, then holders of Existing Common Stock shall receive no recovery on account of their Existing Common Stock.

A summary of the key terms of the New Warrants is as follows:

Warrant Shares: If not previously expired in accordance with their terms, the New Warrants shall only be exercisable either (a) upon the consummation of a liquidity event (to be defined) or (b) on the Expiration Date (as defined below). At the time of exercise, the New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to (after giving effect to the exercise of the New Warrants) 10% of the Total Share Number (as defined below), subject to dilution on account of the Management Incentive Plan. The New Warrants shall also be subject to anti-dilution adjustments for stock splits, stock dividends and stock combinations and other similar customary events, and the New Warrants shall not contain any economic anti-dilution adjustments.

“Total Share Number” means, as of the time of exercise of the New Warrants, the sum of (without duplication) (i) the number of shares of New Common Stock that were issued and outstanding as of the Effective Date, (ii) the number of shares of New Common Stock that were issued upon conversion of the New Second Lien Convertible Term Loans prior to the time of such exercise and (iii) the number of shares of New Common Stock that are issuable upon full conversion of the amount of New Second Lien Convertible Term Loans outstanding as of the time of such exercise.

Exercise Price: At the time of exercise, the exercise price per share of New Common Stock for the New Warrants shall be equal to the quotient obtained by dividing (a) the Adjusted Equity Value (as defined below) by (b) the Total Share Number.

“Adjusted Equity Value” means, as of the time of exercise of the New Warrants, the sum of (a) the quotient obtained by dividing (i) the sum of (x) the U.S. dollar equivalent of the aggregate principal amount of the Notes as of the Petition

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Date and (y) the U.S. dollar equivalent of the aggregate amount of all accrued and unpaid interest on the Notes at the non-default interest rate as of the Petition Date (in both cases determined using the exchange rate as of the Petition Date), by (ii) .75, plus (b) the sum of (I) the aggregate amount of New Second Lien Convertible Term Loans (including all PIK Interest and accrued and unpaid interest) that were converted into shares of New Common Stock prior to the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum) and (II) the aggregate amount of New Second Lien Convertible Term Loans (including all PIK Interest and accrued and unpaid interest) that is outstanding as of the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum).

The New Warrants must be exercised by payment of the exercise price in cash (i.e., the New Warrants shall not contain a cashless exercise feature), except that the New Warrants may be exercised on a cashless basis (I) if the New Common Stock is publicly traded and the use of a cashless exercise feature is not materially burdensome to the Company or (II) in connection with a liquidity event.

Expiration Date: Unless expired earlier as set forth below, the New Warrants shall expire on the five (5) year anniversary of the Effective Date (such anniversary, the “Expiration Date”).

Upon a liquidity event that is consummated after the two (2) year anniversary of the Effective Date and prior to the Expiration Date, in which (i) the cash consideration received per share of New Common Stock is greater than 50% of the total consideration received per share of New Common Stock (as reasonably determined by the New Board) and (ii) the acquirer is not an affiliate of the Company or one of the Consenting Noteholders (a “Qualifying Liquidity Event”), the New Warrants shall expire upon consummation of such liquidity event.

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Upon a liquidity event that is not a Qualifying Liquidity Event:

        (1) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is less than the exercise price applicable to the New Warrants, then, at the Company’s election, the New Warrants shall be either (a) automatically cancelled and the Company shall pay in exchange therefor consideration (at the Company’s election, either (i) in cash or (ii) in the same proportion of cash and non-cash consideration as is paid in respect of shares of New Common Stock) equal to the Black-Scholes value of the New Warrants (as determined below), or (b) converted into the right to receive the applicable consideration from such liquidity event at the exercise price applicable to the New Warrants; provided, that if the cash portion of the total value of the consideration paid in respect of a share of New Common Stock is greater than 50% (as reasonably determined by the New Board), then the Company shall always pay the Black-Scholes value of the New Warrants (as determined below) in, at the Company’s election, cash or the same proportion of cash and non-cash consideration as is paid in respect of shares of New Common Stock.

        (2) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is equal to or greater than the exercise price applicable to the New Warrants, the New Warrants shall expire upon consummation of such liquidity event.

The Black-Scholes value of the New Warrants shall be determined based on inputs agreed upon by the Company and the Requisite Consenting Noteholders, including a 20% equity volatility rate and a risk free-rate equal to the U.S. Treasury Rate for the period of time until expiration of the New Warrants.

Transfer Restrictions: If reorganized ANV is not required to register any of its securities under the Exchange Act and the New Board elects not to register its securities under the Exchange Act, the organizational documents for reorganized ANV and the documents or certificates evidencing the New Warrants shall include such applicable appropriate restrictions or other provisions necessary so that a sale or other transfer of New Warrants would not, if consummated, require reorganized ANV to register any of its securities under the Exchange Act.

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No Rights as a Stockholder: The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of the reorganized Company, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of the reorganized Company (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of the reorganized Company at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise).

Documentation: The documents and certificates evidencing the New Warrants shall be materially consistent with the terms and conditions set forth in this Term Sheet and otherwise acceptable in form and substance to the Company and the Requisite Consenting Noteholders.

OTHER PROVISIONS

Professional Fees	The Company shall pay the reasonable fees and expenses of the professional advisors to the DIP Lenders, the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, in accordance with the RSA, the terms and conditions of the DIP Facility, and the Plan, and in each case in accordance with any letters entered into between the Company and such advisors (as supplemented and/or modified by the RSA).

Management Incentive Plan

The Board of Directors of reorganized ANV (the “New Board”) will be authorized to implement a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of the reorganized Company. Up to 10% of the New Common Stock, on a fully diluted basis, shall be reserved for issuance in connection with the Management Incentive Plan.

The participants in the Management Incentive Plan, the allocations of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

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Board of Directors	The New Board will be set at a number of directors determined by the Initial Consenting Noteholders. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the reorganized Company and such other individuals selected by the Initial Consenting Noteholders in their sole discretion.

Organizational Documents	The organizational documents of each of the reorganized Debtors, including (upon agreement by the Company and the Requisite Consenting Noteholders) a stockholders agreement of reorganized ANV (the “Stockholders Agreement”), shall contain terms and provisions, and be in form and substance, satisfactory to the Requisite Consenting Noteholders and the Company (and shall not materially and adversely prejudice the Secured Lenders in their capacities as such or interfere with the Credit Agreement, the Swap, the treatment of the ABL Claims or Swap Claims, or the New First Lien Term Loan Credit Facility). If a Stockholders Agreement is put in place, any holder of a claim that is to be distributed shares of New Common Stock pursuant to the Plan shall have duly executed and delivered to reorganized ANV, as an express condition precedent to such holder’s receipt of such shares of New Common Stock, a counterpart to the Stockholders Agreement.

Exemption from Registration	The issuance of all securities under the Plan will be exempt from registration with the Securities Exchange Commission under section 1145 of the Bankruptcy Code to the maximum extent allowed by applicable law (provided that the parties will use commercially reasonable efforts to cause all such securities to be issued under such section) or another available exemption from registration under the Securities Act of 1933, as amended.

Employment Agreements	Employment agreements shall be assumed or rejected under the Plan as agreed between the Company and the Requisite Consenting Noteholders.

Tax Considerations	The parties to the RSA shall cooperate with one another and use good faith efforts to structure the Restructuring Transaction and the transactions contemplated herein (including any payments contemplated herein) and in the RSA to the maximum extent possible in a tax-efficient manner for the Company, the Creditor Parties, the holders of the New Warrants and the DIP Lenders.

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Releases	The Plan will include, to the fullest extent permitted by applicable law, a full mutual release from liability by the Company, the Consenting Noteholders, Scotia, Wells Fargo, each other holder of Swap Claims or ABL Claims, the agent under the DIP Facility, the DIP Lenders, and any holders of claims of or interests in the Debtors (other than those holders that “opt-out”) in favor of each such party and each of such party’s current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns (collectively, the “Released Persons”) for any act or omission in connection with, related to, or arising out of, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Plan or any other matter relating to the Company or its operations, in each case except for claims that the Bankruptcy Court determines by final order to have constituted fraud, gross negligence or willful misconduct. A Released Person shall not be deemed to have committed willful misconduct if the Released Person relied on the advice of professional advisors in connection with a specific act or failure to act.

Exculpation	To the fullest extent permitted by applicable law, the Released Persons shall have no liability to any holder of a claim against or interest in the Company for any act or omission in connection with, related to, or arising out of, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Plan or any other matter relating to the Company or its operations, in each case except for claims that the Bankruptcy Court determines by final order to have constituted fraud, gross negligence or willful misconduct, and the Released Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. A Released Person shall not be deemed to have committed willful misconduct if the Released Person relied on the advice of professional advisors in connection with a specific act or failure to act.

Indemnification/D&O Insurance	The Company shall assume/continue all indemnification provisions and agreements currently in place for current and former directors, officers, employees and agents of the Company, so long as such provisions or agreements do not require the Company to make any payments or provide any arrangements (including severance payments) to such Persons

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other than indemnification payments, reimbursement and advancement of expenses and other similar payments customarily found in such agreements.

The Company shall purchase “tail” coverage for its D&O and E&O insurance for current and former directors and officers on terms reasonably acceptable to the Company.

Conditions to Effective Date

The Plan shall contain customary conditions to confirmation/effectiveness to be agreed upon by the Company the Requisite Consenting Noteholders and the Requisite Secured Lenders, including, among other conditions, that:

1) The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2) The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order (a) shall be in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders and (b) shall not have been stayed or vacated on appeal.

3) All of the schedules, documents, supplements, and exhibits to the Plan shall be in form and substance as required by the RSA.

4) The RSA shall not have been terminated as to all Parties.

5) The aggregate amount of Administrative Expense Claims (excluding (x) professional fees and expenses incurred by persons or firms retained by the Debtors and (y) post-petition trade payables incurred in the ordinary course of business) shall not exceed $5.0 million in the aggregate.

6) All the Transaction Expenses shall have been paid in full in cash.

7) The ABL Claims shall have received (i) the $10 million paydown contemplated under “Adequate Protection for ABL Claims and Swap Claims” and (ii) in addition thereto, on or before the Effective Date, an additional paydown of at least $25 million as contemplated in Annex II.

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8) The aggregate amount of General Unsecured Claims shall not exceed $16.0 million, unless waived by the Requisite Consenting Noteholders.

U.S. Dollar Denomination	All payments to be made in connection with the transactions contemplated by this Term Sheet shall be made in U.S. dollars. In addition, all credit facilities contemplated by this Term Sheet, including the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility, shall be U.S. dollar-denominated.

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Annex I

DIP Credit Agreement

Annex II

New First Lien Term Loan Credit Facility

Summary of Certain Terms

FACILITY	• New First Lien Term Loan Credit Facility

PRINCIPAL

•    All remaining ABL Claims and Swap Claims (paid down by cash collateral of $10 million per Restructuring Term Sheet and $25 million from either the sale of assets during the chapter 11 or an emergence date paydown)

INTEREST RATE	• L + 525 bps payable monthly

TENOR	• 3 years

BORROWING BASE

•    Monthly re-valuation; to the extent out of compliance with monthly re-valuation, cash paydown to bring balance in compliance

•    In evaluating compliance, the outstanding amount will be compared to the Borrowing Base less $15 million

AMORTIZATION	• Amortization holiday until December 31, 2016 at which time amortization payment of 10% of original principal; thereafter 5% of original principal quarterly

REPAYMENT	• Pre-payable at any time at par

ASSET SALES

•    Cash in an amount equal to 100% of the net cash proceeds from the sale of exploration properties and assets currently identified as Held for Sale on Balance Sheet, and other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business), whether received on, prior to, or after the Effective Date

EXHIBIT B

JOINDER AGREEMENT

[            ], 2015

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its direct and indirect subsidiaries parties thereto (together with ANV, the “Company”), and the entities and persons named therein as “Creditor Parties” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Transferee shall hereafter be deemed to be a “[Consenting Noteholder / Secured Lender]” and a “Party” for all purposes under the Agreement and with respect to all claims against and interests in the Company held such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Creditor Parties set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:
Name:
Title:

Notice Address:

Facsimile:
Attention:

with a copy to:

Facsimile:
Attention:

Principal Amount of ABL Claims:	$

Notional Amount of Swap Claims:	$

Principal Amount of Note Claims:	$

Principal Amount of Other Claims:	$

Equity Interests:

[Joinder Agreement to

Restructuring Support Agreement Signature Page]